Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Fourth Quarter 2014 Financial Results and Agreement to Purchase Remaining 30 Percent of GTN

Houston, Texas – February 25, 2015 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2014 Partnership cash flows of $57 million and net income attributable to controlling interests of $47 million. For the year ended December 31, 2014, Partnership cash flows were $254 million and net income attributable to controlling interests was $172 million.

On February 24, 2015, we entered into an agreement to acquire the remaining thirty percent interest in Gas Transmission Northwest LLC (GTN) from TransCanada Corporation (TransCanada) for $446 million comprised of $253 million in cash, the assumption of $98 million in proportional GTN debt and the issuance of $95 million of new Class B units to TransCanada.  The Partnership plans to fund the cash portion of the transaction through the issuance of debt and common equity.

“The Partnership delivered solid results in 2014 which reflected steady performance from each of our six pipeline assets,” said Steve Becker, President of TC PipeLines, GP, Inc. “We also agreed to purchase the remaining thirty percent interest in GTN from TransCanada.  This accretive transaction underscores TransCanada’s commitment to drop down all of its remaining U.S. natural gas pipeline assets to us.”

“Recent and future dropdowns will underpin our growth in the years to come and provide our unitholders with a continued source of long-term, stable cash flows,” continued Becker.  “TransCanada’s equity participation in this transaction will provide both near and longer term benefits to both TransCanada and the Partnership.”

Full Year 2014 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)
• Full Year Highlights
o	Partnership cash flows of $254 million
o	Paid cash distributions of $212 million or $3.30 per common unit
o	Increased quarterly cash distributions by 3.7 percent to $0.84 per common unit in the second quarter of 2014
o	Net income attributable to controlling interests of $172 million or $2.67 per common unit
o	Acquired the remaining 30 percent interest in Bison Pipeline LLC (2014 Acquisition)
o	Raised net proceeds of approximately $73 million in common equity through the Partnership’s At-The-Market (ATM) equity issuance program and through a General Partner contribution
• Fourth Quarter Highlights
o	Partnership cash flows of $57 million
o	Paid cash distributions of $54 million
o	Declared cash distributions of $0.84 per common unit
o	Net income attributable to controlling interests of $47 million or $0.71 per common unit

The Partnership’s financial highlights for the fourth quarter of 2014 and year ended December 31, 2014 compared to the same periods in 2013 were:
	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2014	2013	2014	2013 (b)
Partnership cash flows(a)	57	53	254	195
Cash distributions paid	(54)	(52)	(212)	(188)
Cash distributions paid per common unit	$0.84	$0.81	$3.30	$3.18
Net income attributable to controlling interests	47	41	172	155
Net income per common unit – basic and diluted (c)	$0.71	$0.63	$2.67	$2.13
Weighted average common units outstanding (millions) – basic and diluted (d)	63.6	62.3	62.7	58.9
Common units outstanding at end of period (millions) (d)	63.6	62.3	63.6	62.3

 (a)  Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule Non-GAAP Measures for further detail.

 (b) On July 1, 2013, the Partnership acquired a 45 percent membership interest in each of GTN and Bison from subsidiaries of TransCanada increasing the Partnership’s ownership in each of GTN and Bison to 70 percent. As a result, the Partnership’s historical financial information was recast to consolidate GTN and Bison for the twelve months ended December 31, 2013.

(c)  Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation and net income attributed to GTN’s and Bison’s former parent, by the weighted average number of common units outstanding.

(d) On May 22, 2013, the Partnership issued 8.9 million common units in a public offering.  In 2014, the Partnership issued 1.3 million common units under the ATM equity issuance program.

Recent Developments

GTN Acquisition - On February 24, 2015, we entered into an agreement to acquire the remaining 30 percent interest in GTN from TransCanada for $446 million comprised of $253 million in cash, the assumption of $98 million in proportional GTN debt and the issuance of $95 million of new Class B units to TransCanada.  The Partnership plans to fund the cash portion of the transaction through a combination of debt and common equity.  The Class B units will be entitled to a distribution based on 30 percent of GTN’s annual distributions as follows: i) for the first five years, 100 percent of distributions above $20 million; and ii) for subsequent years, 25 percent of distributions above $20 million.  The transaction is expected to close on April 1, 2015.

The transaction was approved by the Board of Directors of the general partner, based on approval and recommendation from the Board's conflicts committee which is comprised entirely of independent directors. The conflicts committee engaged Deutsche Bank to act as its financial advisor, Orrick, Herrington & Sutcliffe LLP as its legal counsel and Wood Mackenzie as its natural gas market outlook advisor.

Cash Distributions – On January 22, 2015, the Board of Directors of our General Partner declared the Partnership’s fourth quarter 2014 cash distribution in the amount of $0.84 per common unit, payable on February 13, 2015 to unitholders of record as of February 3, 2015.

Results of Operations

For the three months ended December 31, 2014, net income attributable to controlling interests increased to $47 million compared to $41 million in the fourth quarter of 2013. The increase was primarily due to higher equity earnings and increase in our proportionate share of Bison’s income as a result of the 2014 Acquisition.

Partnership cash flows increased to $57 million in the fourth quarter of 2014 compared to $53 million in the same period of 2013. This increase was primarily due to increased cash distributions from Bison as a result of the 2014 Acquisition.

Distributions paid in the fourth quarter of 2014 increased compared to the same period in 2013 due to a $0.03 increase in the distribution per common unit in July 2014, as well as an increase in the number of common units outstanding resulting from the ATM equity issuance program.

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, less net income attributed to GTN’s and Bison’s former parent, plus operating cash flows from North Baja and Tuscarora, and cash distributions received from GTN, Northern Border, Great Lakes, and Bison, less equity earnings from unconsolidated affiliates and Consolidated Subsidiaries’ net income as previously reported, plus net income attributable to non-controlling interests from consolidated subsidiaries after the 2013 Acquisition, and net of distributions declared to the General Partner. Partnership cash flows before General Partner distributions represent Partnership cash flows prior to distributions paid to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.  See the reconciliation non-GAAP measures on Attachment 2.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 800.355.4959 on Wednesday, February 25, 2015 at 10 a.m. central time (CT)/11 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the fourth quarter and full year 2014 financial results, highlights of the GTN transaction and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on March 4, 2015, by calling 800.408.3053, then entering pass code 8334472.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in the Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.TCPipeLinesLP.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions, including TransCanada’s announced intent to dropdown all of its remaining U.S. natural gas pipeline assets, and our expectation that these dropdowns will generate ongoing value for our unitholders, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2013 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/ Mark Cooper	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(millions of dollars, except	Three months ended December 31,		Twelve months ended December 31,
per common unit amounts)	2014	2013	2014	2013(a)

Transmission revenues	87	88	336	341
Equity earnings from unconsolidated affiliates	22	19	88	67
Operation and maintenance expenses	(17)	(16)	(54)	(55)
Property taxes	(4)	(5)	(21)	(23)
General and administrative	(1)	(1)	(9)	(9)
Depreciation	(21)	(22)	(86)	(86)
Financial charges and other	(13)	(13)	(50)	(44)
Net income	53	50	204	191

Net income attributable to non-controlling interests	6	9	32	36

Net income attributable to controlling interests	47	41	172	155

Net income attributable to controlling interests allocation(b)
Common units	46	40	168	126
General Partner	1	1	4	3
	47	41	172	129

Net income per common unit – basic and diluted (c)	$0.71	$0.63	$2.67	$2.13

Weighted average common units outstanding (millions) – basic and diluted (d)	63.6	62.3	62.7	58.9

Common units outstanding, end of period (millions) (d)	63.6	62.3	63.6	62.3

(a)
On July 1, 2013, the Partnership acquired a 45 percent membership interest in each of GTN and Bison from subsidiaries of TransCanada increasing the Partnership’s ownership in each of GTN and Bison to 70 percent. As a result, the Partnership’s historical financial information was recast to consolidate GTN and Bison for the twelve months ended December 31, 2013.

(b)	Net income allocated to controlling interests excludes net income attributed to GTN’s and Bison’s former parent as such amounts were not allocable to either the general partner or common units.
(c)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation and net income attributed to GTN’s and Bison’s former parent, by the weighted average number of common units outstanding. The General Partner’s allocation is equal to an amount based upon the General Partner’s effective two percent general partner interest, plus an amount equal to incentive distributions. Incentive distributions are paid to the General Partner if quarterly cash distributions on the common units exceed levels specified in the Partnership Agreement.

(d)	On May 22, 2013, the Partnership issued 8.9 million common units in a public offering. In 2014, the Partnership issued 1.3 million common units under the ATM program.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited)	31-Dec-14	31-Dec-13
(millions of dollars)
ASSETS
Current assets	68	69
Investment in unconsolidated affiliates	1,177	1,195
Plant, property and equipment, net	1,968	2,042
Other assets	136	137
	3,349	3,443

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	291	55
Other liabilities	26	24
Long-term debt	1,446	1,575
Partners' equity	1,586	1,789
	3,349	3,443

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2014	2013	2014	2013
Net income attributable to controlling interests	47	41	172	155)	(a)
Less net income attributed to GTN’s and Bison’s former parent	-	-	-	(26)	(b)
Net income allocated to controlling interests	47	41	172	129

Add:
Cash distributions from GTN (c)	18	21	83	54
Cash distributions from Northern Border (c)	19	18	87	84
Cash distributions from Bison (c)	15	11	50	29
Cash distributions from Great Lakes (c)	3	2	27	17
Cash flows provided by North Baja's and Tuscarora's operating activities (c)	13	11	53	50
	68	63	300	234

Less:
Equity earnings as previously reported:
GTN	-	-	-	(9)
Northern Border	(16)	(16)	(69)	(64)
Bison	-	-	-	(6)
Great Lakes	(6)	(3)	(19)	(3)
	(22)	(19)	(88)	(82)
Less:
Consolidated Subsidiaries’ net income as previously reported (d)
GTN	(19)	(20)	(72)	(39)
Bison	(12)	(12)	(46)	(23)
North Baja	(5)	(4)	(23)	(22)
Tuscarora	(5)	(4)	(17)	(16)
	(41)	(40)	(158)	(100)
Add:
Net income attributable to non-controlling interests after the 2013 Acquisition	6	9	32	18

Partnership cash flows before General Partner distributions	58	54	258	199
General Partner distributions (e)	(1)	(1)	(4)	(4)

Partnership cash flows	57	53	254	195

Cash distributions declared	(55)	(52)	(215)	(197)
Cash distributions declared per common unit (f)	$0.84	$0.81	$3.33	$3.21
Cash distributions paid	(54)	(52)	(212)	(188)
Cash distributions paid per common unit (f)	$0.84	$0.81	$3.30	$3.18

(a)
On July 1, 2013, the Partnership acquired a 45 percent membership interest in each of GTN and Bison from subsidiaries of TransCanada increasing the Partnership’s ownership in each of GTN and Bison to 70 percent. As a result, the Partnership’s historical financial information was recast to consolidate GTN and Bison for twelve months ended December 31, 2013.

(b)
Net income allocated to controlling interests excludes net income attributed to GTN’s and Bison’s former parent as it was allocated to TransCanada and was not allocable to either the general partner or common units.

(c)	Cash distributions received during the period in accordance with the cash distribution policies of our pipeline systems.
(d)	“Consolidated Subsidiaries” includes the results of North Baja and Tuscarora and, after July 1, 2013, GTN and Bison as well.
(e)
General Partner distributions represent the cash distributions paid to the General Partner with respect to its effective two percent general partner interest plus an amount equal to incentive distributions. Incentive distributions for the three and twelve months ended December 31, 2014 were nil and $1 million, respectively. No incentive distributions were paid to the General Partner for the three and twelve months ended December 31, 2013.

(f)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's effective two percent general partner interest plus an amount equal to incentive distributions.